Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact:
Robert J. Weatherbie
Chief Executive Officer
Team Financial, Inc.
(913) 259-2170
bob.weatherbie@teamfinancialinc.com
http://www.teamfinancialinc.com

TEAM FINANCIAL, INC. ELECTS DIRECTORS AT ANNUAL MEETING

Paola, Kansas, August 19, 2008 — Bob Weatherbie, CEO of Team Financial, Inc. (TFI), announced the election of three board members for the TFI Board of Directors.  TFI is the holding company of TeamBank, N.A., and Colorado National Bank.

The following individuals were elected Class III Directors whose terms will expire at the 2011 Annual Stockholder Meeting:

Robert M. Blachly is a graduate of the University of Kansas with a Bachelor of Science degree in Business Administration.  He serves as an Executive Vice President of The Industrial Fumigant Company, in Olathe, Kansas, where he has served in various progressive capacities since 1976.  Mr. Blachly has served as a director of TeamBank, N.A. since August 2006, and continues to serve in that capacity.  As a member of the TeamBank, N.A. Board of Directors, Mr. Blachly has served as a member of the Board Loan Committee.  Mr. Blachly will serve as the Company’s Nominating Committee Chairman and on the Executive Committee.

Richard J. Tremblay is a former director of the Company and the former Chief Financial Officer of the Company, where he served from 2006 until his resignation from both positions in April 2008.  Prior to serving the Company, Mr. Tremblay served as an Executive Vice President, Chief Financial Officer and Corporate Secretary for Gold Banc Corporation, Inc. — a $4 billion bank holding company headquartered in Leawood, Kansas.  During his five-year tenure at Gold Banc Corporation, Inc., he directed numerous aspects of business operations, the financial and accounting functions, the asset and liability management, and a variety of aspects relating to profitability planning and mergers and acquisitions.  Mr. Tremblay holds a Bachelor’s of Science Degree in Business Administration — Accounting and Economics, from Henderson State University, Arkadelphia, Arkansas.  Mr. Tremblay will serve on the Company’s Strategic Planning Committee.

Jeffrey L. Renner has served as a Community Director for TeamBank, N.A. in the Nebraska region since 1991.  Mr. Renner is a real estate investor and has served as owner, general partner and President of various partnerships and companies since 1986.  Since 1999 Mr. Renner has also served as a Director of Westside Savings Bank, Westside, Iowa, and Halbur Bancshares, Halbur, Iowa, a bank holding company.   Mr. Renner received a Bachelor of Science Degree in Public Administration from the University of Nebraska-Omaha.  Mr. Renner will serve on the Company’s Audit Committee, Compensation Committee and Strategic Planning Committee.

Director Connie D. Hart was elected as Chairman of the Board for the Company, Ms. Hart has served as the Chief Financial Officer of Bluestem Environmental Engineering, Inc. since 1995.  Ms. Hart formerly served as a bank holding company and commercial bank examiner for the Federal Reserve Bank.  She holds a Bachelor of Science Degree in Business Administration, Finance from Kansas State University.  Ms. Hart was elected to serve on the Board of Directors for TeamBank, N.A.  in August 2006, where she continues to serve and is lead director.  Ms. Hart serves on the Company’s Audit Committee, Compensation Committee and the Strategic Planning Committee.

Stockholders also approved the modification of terms of the 1999 Employee Stock Purchase Plan to extend the term of the plan for another five years and the ratification of the appointment of KPMG LLP as our independent registered public accountants for 2008.

Team Financial, Inc. is a bank holding company with $807 million in total assets.  It is publicly traded and listed on the National NASDAQ under the symbol of TFIN.  It operates in the Kansas City metropolitan area, southeastern Kansas, western Missouri, the Omaha, Nebraska metropolitan area and in Colorado Springs, Colorado. The Company offers a full range of consumer and corporate banking services, including small business loans, mortgage loans, trust services, and investment and brokerage services. For additional information on Team Financial, Inc., visit its Web site at http://www.teamfinancialinc.com or call 800-880-6262.

Management is pleased with outcome and the election of directors and looks forward to working with the board and our new Chairman, Connie D. Hart.